UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 17, 2005

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02  Results of Operations and Financial Condition.

On February 17, 2005 the Company distributed a press release that contained the following information:

HOUSTON, February 17, 2005 – KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the second fiscal 2005 quarter ended January 31, 2005.

For the second fiscal 2005 quarter, net income was $0.44 million or $0.06 per diluted share, up from a loss of ($0.14 million) or ($0.02) per diluted share reported for the same period last year. Fiscal second quarter net sales were $12.48 million, up from $8.54 million during the year earlier period.

For the first six months ended January 31, 2005, net income was $1.12 million or $0.14 per diluted share, up from $0.18 million, or $0.02 per diluted share for the first half of fiscal 2004.  Net sales were $26.07 million for the first half of the year versus $16.91 million last year.  Due to the seasonality of the company’s sales, earnings are typically skewed toward the second half of the fiscal year.

At the end of the second fiscal quarter for 2005, KMG had total assets of $42.87 million and long-term debt of $10.44 million.  The company had $1.96 million of cash and cash equivalents at the end of the quarter, with no outstanding borrowings on its $5.0 million revolving credit facility.

“The four acquisitions we have closed over the last 26 months have all been successful and are continuing to provide growth to the bottom line,” said David Hatcher, KMG’s chairman and president.  “In addition, the demand for treated wood crossties by the railroads remains strong and is expected to continue at these above average levels through the rest of the fiscal year, significantly impacting our financial results.”

“This is KMG’s fourth quarter of comparable period earnings growth. Over the last two years, we have expanded our management team significantly, bringing on the talent necessary to take this company to the next level,” continued Hatcher.  “The ongoing improvement in our financial performance has been achieved during a period when the company has experienced record high raw material prices, and is indicative of what our management team can accomplish.”

KMG Chemicals, Inc.

Selected Financial Data
(UNAUDITED, and in thousands, except share data)

	Three Months Ending		Six Months Ending
	January 31		January 31
	2005	2004	2005	2004

Net sales	$12,477	$8,537	$26,071	$16,909
Gross profit	4,175	2,429	8,411	4,975
Pre-tax income	716	(228)	1,800	287
Net income	444	(141)	1,116	178
Earnings per diluted share	$0.06	$(.02)	$0.14	$.02
Weighted average diluted shares outstanding	7,928,597	7,550,019	7,779,667	7,608,127
Working capital	8,595	8,574	8,595	8,574
Total assets	42,874	37,100	42,874	37,100
Long-term debt	10,443	9,437	10,443	9,437
Shareholders’ equity	25,511	23,190	25,511	23,190

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the wood treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: February 22, 2005
John V. Sobchak, Chief Financial Officer